EX-23.2

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion of my report dated February 7, 2011 related to the audits of Micro Imaging Technology, Inc. for the years ended October 31, 2010 and 2009 in this Registration Statement on Form S-1.

I also consent to the reference to my firm under the caption “Experts” in the Prospectus which is part of the Registration Statement.

/s/ Jeffrey S. Gilbert

Los Angeles, California
December 29, 2011